Exhibit 99.1

             YORK International Announces Third Quarter Results and
                          Comments on Business Outlook;
                      Reports Strong Operating Performance

    YORK, Pa.--(BUSINESS WIRE)--Oct. 26, 2005--YORK International Corporation (NYSE:YRK) today reported net income of $14.8 million, or $0.34 per diluted share, for the third quarter of 2005. Excluding the three items listed below, net income for the third quarter of 2005 would have been $39.4 million, or $0.91 per diluted share, an improvement of 25.8% on a revenue increase of 11.5%, as compared to $31.3 million, or $0.75 per diluted share, for the third quarter of 2004. Third quarter results were reduced by the following items:

    -- Pre-tax costs associated with the restructuring program announced on September 20, 2005 of $13.7 million ($13.1 million after tax, or $0.30 per share).

    -- Pre-tax expenses related to the proposed merger with Johnson Controls, Inc. of $1.2 million ($0.9 million after tax, or $0.02 per share).

    -- A tax charge of $10.6 million (or $0.25 per share) associated with the Company's intention to remit approximately $220 million of intercompany dividends under the American Jobs
        Creation Act (AJCA).

    C. David Myers, President and Chief Executive Officer, said, "Our performance exceeded our expectations and reflects solid execution on key initiatives and exceptional performance at UPG."
    Net sales increased 11.5% from the third quarter of 2004 to $1.3 billion. UPG delivered very strong sales growth of 23.5%; Americas and Bristol delivered double-digit increases while EMEA and Asia sales were weak as compared to the third quarter of 2004. Income from operations improved 6.1% to $52.1 million as compared to $49.1 million in 2004 despite $13.7 million in pre-tax restructuring and other expenses and $1.2 million in pre-tax merger costs. Excluding the restructuring and merger-related costs, income from operations improved 36.5%. Strength in the Global Applied Service businesses and the benefit from realized price increases in Americas, EMEA and UPG more than offset increases in material costs, continued weakness in European markets and continued pricing pressure in Asia.
    Net interest expense in the third quarter of 2005 increased to $12.5 million as compared to $10.9 million in the third quarter of 2004 as a result of higher average borrowing rates. Income tax expense was greater as a result of increased income in higher tax-rate jurisdictions and the tax charge related to the AJCA mentioned above. The operating income tax rate, which excludes the impact of the tax effect of restructuring costs, merger expenses and dividends under the AJCA, was 30.1% in the third quarter of 2005 and the projected operating tax rate for the full year is 29.5%.
    Cash flow in the third quarter also exceeded expectations and resulted in an improvement in the debt (including the receivables securitization) to capital ratio, to 42.9% as compared to 49.7% at the end of the third quarter of 2004.

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    Sales for the Global Applied business grew 8.9% from the third quarter of 2004 to $956.0 million. Sales in the Americas were up 19.5% due to strong service growth, equipment volume growth and price increases across the region. Sales increased 1.9% in EMEA driven by strong growth in the Middle East and price increases in Europe, partially offset by lower equipment volume in Europe. Asia sales decreased 1.8% due to lower equipment volume and lower pricing in China.
    Revenue from the global service businesses improved 14.3% as compared to the third quarter of 2004. Year to date, global service revenue is up 14.2%. In the Americas, service revenue growth has exceeded the overall company average, demonstrating that earlier challenges related to the YorkConnect implementation are complete and the Company is delivering on the expected benefits.
    Income from operations in the third quarter improved 33.7% to $59.3 million as compared to $44.4 million in the prior year. Better execution, volume leverage, productivity gains and pricing realization in certain markets offset higher material costs globally and pricing pressure in Asia.
    The Global Applied backlog at the end of the quarter increased 10.0% from the prior year to $1.2 billion, driven by strength in Latin America and the Middle East.

    UNITARY PRODUCTS

    UPG delivered record sales of $281.5 million, an increase of 23.5% over the third quarter of 2004, reflecting price increases and a strong U.S. market.
    Income from operations in the third quarter improved 49.4% to a record $37.1 million as compared to $24.9 million in the third quarter of 2004. Price increases and volume leverage offset material and freight cost increases.

    BRISTOL

    Bristol's sales for the third quarter were $110.5 million compared to $100.5 million in the third quarter of 2004, primarily due to higher shipments to domestic customers, which more than offset lower shipments to international customers.
    Bristol's loss from operations for the third quarter of 2005 was $1.8 million as compared to income from operations of $0.2 million in the third quarter of 2004. Material cost increases more than offset price increases, volume leverage and lower selling, general and administrative expenses.

    CORPORATE, ELIMINATIONS AND OTHER

    Corporate, eliminations and other expenses were $42.6 million (including $13.0 million in restructuring and other costs) as compared to $20.3 million in the third quarter of 2004. Increases attributable to the LIFO impact resulting from escalating material costs and higher incentive compensation expense (including the impact of the adoption of SFAS123R) were partially offset by lower corporate spending and favorable changes in intercompany profit eliminations.

    OUTLOOK

    Mr. Myers said, "Overall, our global markets are in good shape. The unitary market in the U.S., particularly the residential market, continues to be very strong. Within the Americas, the industrial refrigeration market and Latin America are strong, the air conditioning middle market is showing growth, the domestic large tonnage market is flat and service growth is accelerating. Within EMEA, strong growth continues in the Middle East; however, macroeconomic conditions in Europe have not improved. Within Asia, the 2005 Chinese market for large commercial and industrial equipment is flat, and the service market is growing. Macroeconomic conditions, rising commodity costs and a weaker residential market have resulted in increased competition and severe pricing pressure in China. We have a strong, profitable position in this market and remain optimistic about the long-term prospects for this region. We are accelerating our investments in local sourcing, product differentiation and the expansion of our service capabilities."
    Mr. Myers continued, "In 2005, we have delivered on key initiatives. We met targeted price levels and delivered price increases of over $100 million to offset the year-on-year material cost increases. Price realization continues to be a major priority. During 2005, EMEA benefited from the actions taken in the fourth quarter of 2004 and the first half of 2005 to better align our European cost structure. With the September, 2005 announcement of our restructuring actions in Europe, we have higher expectations of our European business going forward. Increased penetration into the middle market in the U.S. continues and we delivered significant improvements in our service businesses in the third quarter."
    "We believe the acquisition of YORK by Johnson Controls is on track to close in December, 2005. We are confident we will continue to deliver improvement in our businesses. Earnings in the fourth quarter will be impacted by the charges related to the merger activities, restructuring costs, and the tax effect related to dividend payments associated with the American Jobs Creation Act. Excluding these items, (and if YORK would remain an independent company at year end), we expect earnings per share to be approximately $2.60 per share for the full year of 2005, which is an increase from our previous outlook. We expect to exceed our full-year cash flow target of $55 million."

    CAUTIONARY STATEMENTS

    This press release contains non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures in the last two tables of this press release. The Company believes that providing this additional information provides a transparent view of core operational performance with and without the impact of special items in 2005. Management utilizes non-GAAP measures internally to assess historical and expected future performance of the Company and as a basis for certain compensation arrangements. Special items in 2005 include restructuring and related costs, costs related to the Company's proposed merger with Johnson Controls, Inc., and a tax charge associated with the Company's intention to remit dividend payments under the American Jobs Creation Act. Special items are deducted from GAAP measures (income from operations, net income, and diluted earnings per share) to allow users of the Company's financial statements to identify the impact of these special items on results.
    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include business disruption as a result of the proposed merger with Johnson Controls, Inc., estimates used in determining the expected cost of the 2004 furnace remediation program, execution of announced restructuring actions, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

    DEFINITIVE AGREEMENT WITH JOHNSON CONTROLS

    On August 24, 2005, YORK and Johnson Controls, Inc. announced a definitive agreement whereby Johnson Controls will acquire YORK in an all cash transaction of $56.50 per share. The transaction, which is subject to customary closing conditions that include regulatory approvals and YORK shareholder approval, is anticipated to close in December 2005.

    ABOUT YORK

    YORK International Corporation is a global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 24,000 employees worldwide.



            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Condensed Consolidated Statements of Operations (unaudited)


                       Three Months Ended        Nine Months Ended
                           Sept. 30,                 Sept. 30,
(in thousands,
 except per share      2005         2004        2005         2004
 data)
                    ------------ ----------- ------------ ------------

Net sales           $ 1,292,805  $1,159,274  $ 3,626,096  $ 3,320,349

Cost of goods sold   (1,037,155)   (938,460)  (2,923,464)  (2,702,804)
                    ------------ ----------- ------------ ------------

   Gross profit         255,650     220,814      702,632      617,545

Selling, general,
 and administrative
 expenses              (190,521)   (171,720)    (566,396)    (514,548)

Restructuring and
 other charges, net     (13,036)         --      (14,962)          --
                    ------------ ----------- ------------ ------------

   Income from
    operations           52,093      49,094      121,274      102,997

Interest expense,
 net                    (12,494)    (10,947)     (36,024)     (31,880)

Equity in earnings
 of affiliates            1,877       2,826        6,475        7,545
                    ------------ ----------- ------------ ------------

   Income before
    income taxes         41,476      40,973       91,725       78,662

Provision for
 income taxes           (26,687)     (9,628)     (40,257)     (12,468)
                    ------------ ----------- ------------ ------------

   Net income       $    14,789  $   31,345  $    51,468  $    66,194
                    ============ =========== ============ ============

Diluted earnings
 per share          $      0.34  $     0.75  $      1.21  $      1.59
                    ============ =========== ============ ============

Cash dividends per
 share              $      0.20  $     0.20  $      0.60  $      0.60
                    ============ =========== ============ ============

Diluted weighted
 average common
 shares and common
 equivalents
 outstanding             43,101      41,680       42,527       41,594


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

           Condensed Consolidated Balance Sheets (unaudited)


                                          September 30,  December 31,
(in thousands)                                2005           2004
                                          -------------  -------------

ASSETS

Current assets:
   Cash and cash equivalents              $     54,323   $     42,881
   Receivables, net                            894,103        804,141
   Inventories                                 626,732        615,131
   Prepayments and other current assets        148,302        144,489
                                          -------------  -------------

      Total current assets                   1,723,460      1,606,642

Deferred income taxes                          137,617        152,259
Investments in affiliates                       35,553         35,725
Property, plant, and equipment, net            525,534        556,629
Goodwill                                       527,575        542,851
Intangibles, net                                34,230         39,357
Deferred charges and other assets               62,829         76,952
                                          -------------  -------------

      Total assets                        $  3,046,798   $  3,010,415
                                          =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable and current portion of
    long-term debt                        $     25,938   $     19,539
   Accounts payable and accrued expenses     1,182,192      1,144,464
   Income taxes                                 49,136         40,829
                                          -------------  -------------

      Total current liabilities              1,257,266      1,204,832

Long-term warranties                            46,843         49,379
Long-term debt                                 521,745        545,468
Postretirement and postemployment
 benefits                                      202,822        226,213
Other long-term liabilities                     90,508        105,660
                                          -------------  -------------

      Total liabilities                      2,119,184      2,131,552

Stockholders' equity                           927,614        878,863
                                          -------------  -------------

      Total liabilities and stockholders'
       equity                             $  3,046,798   $  3,010,415
                                          =============  =============


           YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    Supplemental Statement of Operations and Segment Information
                              (unaudited)


                       Three Months Ended        Nine Months Ended
                           Sept. 30,                 Sept. 30,
(in thousands,
 except per share      2005         2004         2005         2004
 data)
                    -----------  -----------  -----------  -----------

Revenue:
-------------------
Global Applied:
   Americas         $  453,300   $  379,335   $1,309,085   $1,106,558
   EMEA                392,703      385,197    1,123,507    1,069,686
   Asia                172,761      175,947      488,932      440,274
   Intragroup sales    (62,797)     (62,981)    (212,224)    (167,165)
                    -----------  -----------  -----------  -----------
                       955,967      877,498    2,709,300    2,449,353
Unitary Products
 Group                 281,509      227,878      761,720      666,384
Bristol Compressors    110,493      100,483      320,003      352,926
Eliminations           (55,164)     (46,585)    (164,927)    (148,314)
                    -----------  -----------  -----------  -----------
   Total            $1,292,805   $1,159,274   $3,626,096   $3,320,349
                    ===========  ===========  ===========  ===========

Income from
 Operations:
-------------------
Global Applied:
   Americas         $   24,471   $   11,457   $   55,549   $   36,456
   EMEA                 21,118 B     12,050       31,999 B     26,833
   Asia                 13,722       20,867       40,190       52,331
                    -----------  -----------  -----------  -----------
                        59,311       44,374      127,738      115,620
Unitary Products
 Group                  37,141       24,859       81,589       67,076
Bristol Compressors     (1,801)         187       10,417        8,507
Corporate,
 eliminations and
 other                 (42,558)A    (20,326)     (98,470)A    (88,206)
                    -----------  -----------  -----------  -----------
   Total                52,093       49,094      121,274      102,997

Interest expense,
 net                   (12,494)     (10,947)     (36,024)     (31,880)

Equity in earnings
 of affiliates           1,877        2,826        6,475        7,545
                    -----------  -----------  -----------  -----------

Income before
 income taxes           41,476       40,973       91,725       78,662

Provision for
 income taxes          (26,687)      (9,628)     (40,257)     (12,468)

                    -----------  -----------  -----------  -----------

Net income          $   14,789   $   31,345   $   51,468   $   66,194
                    ===========  ===========  ===========  ===========

Diluted earnings
 per share:
   Net income       $     0.34   $     0.75   $     1.21   $     1.59
                    ===========  ===========  ===========  ===========

Weighted average
 diluted shares         43,101       41,680       42,527       41,594


Notes:

A -- Includes restructuring charges of $13,036 and $14,962 in the three and nine months ended September 30, 2005, respectively.

B -- Includes restructuring charges of $651 (recorded as part of cost of goods sold) in the three and nine months ended September 30, 2005.

During the quarter ended September 30, 2005, we moved a portion of our operations within India from the Asia segment to the EMEA segment. Prior period amounts were reclassified to conform to the current presentation.


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Reconciliation of GAAP Income from Operations, Net Income, and Diluted Earnings Per Share to Income from Operations, Net Income, and Diluted
           Earnings Per Share, Exclusive of Special Items


                       Three Months Ended        Nine Months Ended
                       September 30, 2005       September 30, 2005
                    ------------------------ -------------------------

                    Income from              Income from
                     Operations  Net Income   Operations   Net Income
                    ------------ ----------- ------------ ------------

(in thousands,
 except per share
 data)

GAAP                $    52,093  $   14,789  $   121,274  $    51,468

Impact of special
 items, net of tax:
   Restructuring
    costs                13,687      13,118       15,613       14,400
   Merger costs           1,231         921        1,231          921
   Dividends under
    the AJCA                 --      10,600           --       10,600

                    ------------ ----------- ------------ ------------

Exclusive of
 special items      $    67,011  $   39,428  $   138,118  $    77,389
                    ============ =========== ============ ============


GAAP diluted
 earnings per share              $     0.34               $      1.21
Impact of special
 items                                 0.57                      0.61
                                 -----------              ------------
Diluted earnings
 per share,
 exclusive of
 special items                   $     0.91               $      1.82
                                 ===========              ============

Diluted weighted
 average common
 shares and common
 equivalents
 outstanding                         43,101                    42,527


Notes:

This statement reconciles GAAP income from operations, net income, and diluted earnings per share to income from operations, net income, and diluted earnings per share, exclusive of special items.

Special items include charges related to restructuring costs, merger activities, and the tax effect related to expected dividend payments associated with the American Jobs Creation Act.

The Company believes that income from operations, net income, and diluted earnings per share, exclusive of special items, provide increased transparency to the performance of the core operations. The Company also reviews its results internally in this manner and bases certain compensation arrangements on results, exclusive of special items.

            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

 Reconciliation of Forecasted 2005 GAAP Income from Operations, Net Income, and Diluted Earnings Per Share to Forecasted 2005 Income from
 Operations, Net Income, and Diluted Earnings Per Share, Exclusive of
                             Special Items

                        As of October 26, 2005

                                                 Forecast for Year
                                              Ended December 31, 2005
                                              ------------------------

                                              Income from
                                               Operations   Net Income
                                              ------------  ----------
(in thousands, except per share data)

GAAP                                          $   173,331   $  80,337

Impact of special items, net of tax:
   Restructuring and other related costs           20,450      19,163
   Merger costs                                     1,858       1,389
   Dividends under the AJCA                            --      10,600

                                              ------------  ----------

Exclusive of special items                    $   195,639   $ 111,489
                                              ============  ==========


GAAP diluted earnings per share                             $    1.87
Impact of special items                                          0.73
                                                            ----------
Diluted earnings per share, exclusive of
 special items                                              $    2.60
                                                            ==========

Diluted weighted average common shares and
 common equivalents outstanding                                42,929


Notes:

Above amounts are estimates. Actual results could differ materially from forecasted amounts.

This statement reconciles forecasted GAAP income from operations, net income, and diluted earnings per share to forecasted income from operations, net income, and diluted earnings per share, exclusive of special items.

Special items include charges related to restructuring costs, merger activities, and the tax effect related to expected dividend payments associated with the American Jobs Creation Act.

The Company believes that income from operations, net income, and diluted earnings per share, exclusive of special items, provide increased transparency to the performance of the core operations. The Company also reviews its results internally in this manner and bases certain compensation arrangements on results, exclusive of special items.


    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451